Exhibit 5

May 17, 2010

RAM Energy Resources, Inc.
5100 East Skelly Drive, Suite 650
Tulsa, OK 74135

Re:	RAM Energy Resources, Inc.
2006 Long-Term Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by RAM Energy Resources, Inc. (the "Company") with the Securities and Exchange Commission in connection with the proposed issuance of up to an additional 1,400,000 shares of its common stock, par value $0.0001 per share (the "Common Stock"), pursuant to the terms of the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (the "Plan").

We have also examined the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the Plan, resolutions of the Board of Directors and stockholders of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to our reference in, and the filing of this opinion as an exhibit to, the Registration Statement.

             Very truly yours,

             /s/ McAFEE & TAFT A PROFESSIONAL CORPORATION